Exhibit 10.1

EMPLOYMENT AGREEMENT

(RENEWAL AND EXTENSION)

This EMPLOYMENT AGREEMENT (Renewal and Extension) (this "Agreement"), dated as of December 15, 2009, is by and between ALEXANDER W. SMITH ("Executive") and Pier 1 Imports, Inc., a Delaware corporation (the "Company").

RECITALS

The Company and Executive desire to renew and extend the initial term of that certain Employment Agreement dated as of February 19, 2007, by and between Executive and the Company (such Employment Agreement, as amended on October 6, 2008, the "Initial Employment Agreement"), the initial three-year term of which expires on February 27, 2010 (the "Initial Term").

The Company and Executive desire to set forth the terms and conditions under which Executive shall continue to be employed after the Initial Term, and upon which Executive shall be compensated by the Company.

The Company desires to continue to employ Executive as President and Chief Executive Officer of the Company for the period and upon the terms and conditions hereinafter set forth.

Executive desires to serve in such capacities for such period and upon such terms.

In consideration of the foregoing recitals, the mutual promises and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree as follows:

AGREEMENT

1.  EFFECTIVE DATE; TERM OF AGREEMENT.  This Agreement shall become effective as of February 28, 2010 (the "Effective Date"), except as otherwise provided herein. Executive's employment shall continue on the terms provided herein until the close of the Company’s fiscal year on March 2, 2013 (the "Second Term").  Unless earlier terminated as provided herein, the Second Term automatically shall renew on March 3, 2013, and on the day immediately following the close of each of the Company’s fiscal years thereafter, on terms no less favorable to Executive, but in each such case, if any, for an additional term of one Company fiscal year (each such one Company fiscal year period, a "Renewal Term," or, if more than one, "Renewal Terms," and the Second Term collectively with any Renewal Term or all Renewal Terms, as the case may be, the "Term"), unless either Executive or the Company gives the other party written notice at least sixty (60) days prior to the expiration of the Second Term or any Renewal Term that the Term of the Agreement shall not be extended further.  The period ending on the day on which Executive's employment with the Company ends, whether at the end of the Term or on such earlier date as may be provided herein, is hereinafter called the "Employment Period".

2.  DEFINITIONS.

(a)      Off-Price Family Apparel and/or Off-Price Home Fashions or Furniture Business.  For purposes of this Agreement, the term “Off-Price Family Apparel and/or Off-Price Home Fashions or Furniture Business” shall mean a retail business (however organized or conducted, including any on-line operations) that sells predominantly branded and/or designer merchandise of third parties consisting of family apparel, home fashions and/or furnishings at prices significantly less than or discounted from those of specialty stores and/or department stores and does not operate a conventional or full-markup business or store.  By way of illustration, and “Off-Price Family Apparel and/or Off-Price Home Fashions or Furniture Business” shall include such businesses as The TJX Companies, Inc. and Ross Stores, Inc.

(b)      Specialty Home Fashions or Furniture Business.  For purposes of this Agreement, the term "Specialty Home Fashions or Furniture Business" shall mean a retail business (however organized or conducted, including any on-line operations) that operates a conventional or full-markup store and sells predominantly its own branded merchandise consisting of furniture, decorative accessories, housewares, bed and bath, and seasonal goods, or any other category of merchandise sold by the Company at the end of the Term that is manufactured specifically for the business, requires a significant degree of handcraftsmanship and, in the case of the Company, is mostly imported directly from foreign suppliers.  By way of illustration, a "Specialty Home Fashions or Furniture Business" shall include such businesses as the Company, Restoration Hardware, Inc., Kirkland's, Inc., Cost Plus, Inc., which includes stores under the names "World Market" and "Cost Plus World Market," Williams-Sonoma, Inc. and Pottery Barn, Inc.

3.  SCOPE OF EMPLOYMENT.

(a)  Nature of Services.  Executive shall hold the title of President and Chief Executive Officer of the Company and shall report to the Board of Directors of the Company (the "Board").  Executive shall diligently perform the duties and responsibilities of President and Chief Executive Officer of the Company and such additional executive duties and responsibilities as shall from time to time be assigned to Executive by the Board.  In addition, Executive will continue as a director and as an officer of each subsidiary and affiliate of the Company designated by the Board, provided that Executive shall not be obligated to become or remain a director or an officer of any Company subsidiary or affiliate (i) if the organizational documents of which do not provide indemnification provisions reasonably satisfactory to Executive or (ii) which is not covered by the Company's directors' and officers' liability insurance policy.

(b)  Extent of Services.  Except for illnesses and vacation periods, Executive shall devote substantially all his working time and attention and his best efforts to the performance of his duties and responsibilities under this Agreement.  However, Executive may (i) make any passive investments where he is not obligated or required to, and shall not in fact, devote any managerial efforts, (ii) participate in charitable or community activities or in trade or professional organizations, or (iii) subject to Board approval (which approval shall not be unreasonably withheld or withdrawn) and compliance with the corporate governance policies of the Company, hold directorships in public companies, except only that the Board shall have the right to limit such services as a director or such participation whenever the Board shall reasonably believe that the time spent on such activities infringes in any material respect upon the time required by Executive for the performance of his duties under this Agreement or is otherwise incompatible with those duties.  Executive will not take personal advantage of any business opportunities that arise during the Employment Period that may benefit the Company, its subsidiaries and affiliates.  Executive will promptly report all material facts regarding such opportunities to the Board.  Executive will at all times abide by all of the Company's Bylaws, policies, practices, procedures, and rules.

(c)  Board Membership.  At all times during the Employment Period, the Company will use its reasonable efforts to cause the Board, or an authorized committee thereof, to nominate Executive for election to the Board at each annual meeting of stockholders of the Company held during the Employment Period, and, if nominated, to cause the Board to recommend his election to the stockholders of the Company.

4.  COMPENSATION AND BENEFITS.

(a)  Base Salary.  Executive will be paid a base salary at the rate hereinafter specified, such Base Salary to be paid in the same manner and at the same times as the Company shall pay base salary to other executive employees.  The rate at which Executive's Base Salary shall be paid shall be $1,050,000 per calendar year which may be adjusted at any time and/or from time to time by the Compensation Committee of the Board ("Committee") as it deems appropriate in its sole discretion.

(b)  Annual Bonus.  During the Employment Period and for the Company's fiscal years occurring during the Employment Period, Executive will participate in, and Executive's bonus will be determined by, the senior management short-term incentive cash award bonus plan of the Company (the "Annual Bonus") as adopted by the Board or Committee, as the case may be, from time to time, and then in effect.

(c)  Long-Term Bonus.  During the Employment Period and for any long-term incentive cash award bonus determined over a period which is longer than a twelve-month period (the "LT Bonus"), Executive will participate in, and Executive's LT Bonus will be determined by, the long-term incentive cash award bonus plan of the Company (the "LT Bonus Plan") as adopted by the Board or Committee, as the case may be, from time to time, and then in effect.

(d)  Stock Options.  Stock Options granted pursuant to the Initial Employment Agreement will vest or be forfeited in accordance with the Initial Employment Agreement and related Stock Option agreements; provided that Section 7(b)(iii) of the Initial Employment Agreement is amended to add the phrase "and on or before 3rd Vesting Date" after the phrase "February 19, 2009," and the parties agree that Section 6(b)(ii) of the related Stock Option agreement is hereby amended to give the same effect.

(e)  Restricted Stock.  The Company shall grant Executive under the Company’s 2006 Stock Incentive Plan, as restated and amended (the “Stock Incentive Plan”) restricted shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), subject to the terms and conditions set forth in this Agreement.  For purposes of this Agreement, all restricted shares granted to the Executive under this Agreement shall be referred to as the “Restricted Stock.”

(i)  On December 18, 2009, the Company will grant Executive 375,000 restricted shares of the Company's Common Stock (pursuant to the approved form of restricted stock agreement used by the Company for service-based restricted stock grants under the Stock Incentive Plan, which shall, notwithstanding the provisions of such form, include the terms of such restricted stock as provided in this Agreement), of which one-third will become vested, unrestricted shares of Common Stock annually on each of the first three anniversary dates of the grant date conditioned upon the Executive being employed by the Company on each such respective anniversary date.

(ii)  On the Effective Date, which is the first day of the Company's 2011 fiscal year, and on the first day of each of the two following fiscal years of the Company (provided Executive is employed by the Company on each such date), the Company will grant Executive under the Stock Incentive Plan 375,000 restricted shares of Common Stock.  With respect to one-half of each 375,000 share grant (pursuant to the approved form of restricted stock agreement used by the Company for service-based restricted stock grants under the Stock Incentive Plan, which shall, notwithstanding the provisions of such form, include the terms of such restricted stock as provided in this Agreement), one-third of such shares will become vested, unrestricted shares of Common Stock annually on the last day of the Company fiscal year in which the grant occurred and on the last day of the following two (2) Company fiscal years conditioned upon the Executive being employed by the Company on the last day of each such respective Company fiscal year.  With respect to the remaining one-half of each 375,000 share grant (the “Performance-Based Shares”) (pursuant to the approved form of restricted stock agreement used by the Company for performance-based restricted stock grants under the Stock Incentive Plan, which shall, notwithstanding the provisions of such form, include the terms of such restricted stock as provided in this Agreement), one-third of such shares will become vested, unrestricted shares of Common Stock annually upon (i) the Company satisfying certain EBITDA (as hereinafter defined) targets for the Company fiscal year in which the grant occurs and for the following two (2) Company fiscal years, which targets are to be established by the Board or the Committee prior to or within the first quarter of each such fiscal year, and (ii) the Executive being employed by the Company on the last day of each such respective Company fiscal year.

(iii)  "EBITDA" Defined.  "EBITDA" shall mean the Company's adjusted consolidated operating cash earnings before interest, taxes, depreciation and amortization from all domestic and international operations, but not including discontinued operations, unusual or non-recurring charges or recurring non-cash items, each as determined by the Committee.

(iv)  EBITDA Vesting.  With respect to any Performance-Based Shares that vest based on satisfying an EBITDA target for a given fiscal year, vesting shall occur pursuant to the following schedule:

100% of the EBITDA target – 62,500 shares;

96% of the EBITDA target – 56,250 shares;

92% of the EBITDA target – 50,000 shares;

88% of the EBITDA target – 43,750 shares;

84% of the EBITDA target – 37,500 shares; and

80% of the EBITDA target – 31,250 shares.

Additionally, vesting of shares between the fixed percentage points of the EBITDA target for a given Company fiscal year shall be interpolated.  For example, if 94% of the EBITDA target is achieved, then 53,125 shares would vest.

If the Company’s aggregate consolidated EBITDA for any consecutive fiscal years occurring during a three-fiscal year period applicable to a grant of Performance-Based Shares equals or exceeds the sum of the EBITDA targets for those fiscal years, then any portion of any Performance-Based Shares that did not vest in the first fiscal year shall vest at the time the Performance-Based Shares vest for the second fiscal year.  Further, if the Company’s aggregate consolidated EBITDA for a three-fiscal year period applicable to a grant of Performance-Based Shares equals or exceeds the sum of the EBITDA targets for those three fiscal years, then all of the shares subject to that grant that did not vest shall vest at the time the Performance-Based Shares vest for the third fiscal year.

Further, notwithstanding any other provision of this Agreement to the contrary, in the event that the Executive is employed by the Company as of the end of any Company fiscal year, the Executive shall be entitled to the vesting of the Performance-Based Shares for that fiscal year, as set forth above, regardless of whether the Executive’s employment terminates prior to the formal determination of vesting (i.e., based on EBITDA calculations) for such fiscal year, as set forth in this Section 4(e).  The determination by the Company with respect to the achieving of the performance targets for vesting of the Performance-Based Shares shall occur upon the filing of the Company's Annual Report on Form 10-K with the Securities and Exchange Commission for each respective Company fiscal year.

The Company shall use its best efforts to ensure that sufficient authorized and unissued or treasury shares of Common Stock are available for grant under the Stock Incentive Plan to issue the Restricted Stock, including, if necessary, attaining the approval by the Company's shareholders of any amendments to increase the number of shares of Common Stock available for grant under the Stock Incentive Plan.

(f)  Company's Supplemental Retirement Plan.  Executive is a participant and will continue to participate in the Pier 1 Imports, Inc.  Supplemental Retirement Plan (as restated January 1, 2009) subject to its terms and provisions.  Executive agrees and acknowledges, however, that any bonus payments made to Executive by the Company pursuant to Executive's participation in the LT Bonus Plan as described in Section 4(c) above shall not be included in the definition of "Compensation" under the Company's Supplemental Retirement Plan (as restated January 1, 2009).

(g)  Additional Benefits; Perquisites.  Executive will be eligible to participate in all welfare and fringe benefit plans (other than the supplemental executive retirement plan adopted by the Company in 1986, as restated January 1, 2009) under which senior executives are currently entitled to participate and receive benefits, and to receive all perquisites which the Company provides to its senior executives, in accordance with the terms thereof.  Executive shall be entitled to indemnification from the Company pursuant to any and all Company policies (including insurance policies), procedures and/or by-laws to the maximum extent allowed by law.  The Company will pay Executive's attorneys, Edwards Angell Palmer & Dodge LLP, in respect of costs incurred by Executive commencing on or after September 23, 2009 in association with the negotiation and implementation of this Agreement, provided that the payment of such costs by the Company shall not exceed $30,000.00.

5.  REPRESENTATIONS AND WARRANTIES.

(a)  By the Company.  The Company represents and warrants to Executive that (i) the execution of this Agreement, the grant of the Restricted Stock contemplated hereby, and the issuance of the Restricted Stock have been or will be duly authorized by all requisite corporate action(s) of the Company; (ii) the execution, delivery and performance of this Agreement by the Company does not and will not violate any law, regulation, order, judgment or decree or any agreement, plan or corporate governance document of the Company; and (iii)  upon the execution and delivery of this Agreement by Executive, this Agreement will be the valid and binding obligation of the Company, enforceable in accordance with its terms, except to the extent enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally and by the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(b)  By Executive.  Executive represents and warrants to the Company that (i) Executive has the power, authority, and capacity to execute and deliver this Agreement and to perform his obligations under this Agreement, and that the execution and delivery of this Agreement by Executive do not, and the performance of his obligations under this Agreement will not, violate any law, regulation, order, judgment or decree, or breach, violate or conflict with any agreement to which Executive is a party or by which he is bound, and (ii) upon the execution and delivery of this Agreement by the Company, this Agreement will be the valid and binding obligation of Executive, enforceable in accordance with its terms, except to the extent enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally and by the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

6.  TERMINATION OF EMPLOYMENT; IN GENERAL.

(a)  By the Company.  The Company shall have the right to remove Executive from office and discharge Executive as an employee upon written notice to Executive at any time and for any reason, with or without Cause (as hereinafter defined).  The date on which Executive is discharged as an employee by the Company shall be the last day of the Employment Period.

(b)  By Executive.  Executive shall have the right to resign as an employee of the Company upon written notice to the Company at any time, with or without Good Reason (as hereinafter defined).  The date on which Executive resigns as an employee of the Company shall be the last day of the Employment Period.

(c)  Death, Disability, and Incapacity.  The Employment Period shall terminate upon the death, Disability or Incapacity of Executive.

(i)  "Disability" shall have the meaning given it in the Company's long-term disability plan.  Executive's employment shall be deemed to be terminated for Disability on the date on which the Disability is determined to have begun.

(ii)  "Incapacity" shall mean a disability (other than Disability within the meaning of above) or other impairment of health that renders Executive unable, with or without reasonable accommodation, to perform his duties to the reasonable satisfaction of the Board which continues for a period of six consecutive months during the Employment Period.  Executive's employment shall be deemed to be terminated for Incapacity upon the date of written notice by the Company of such termination, which written notice shall not be given until after the six-month period for establishing Incapacity, as set forth above, has lapsed.

(d)  "Cause" Defined.  "Cause" shall mean (i) Executive's conviction of either (A) a felony (excluding traffic violations) or (B) any crime in connection with his employment by the Company that causes the Company a substantial and material financial detriment; (ii) Executive's commission of any other act involving dishonesty or fraud with respect to the Company; (iii) Executive's substantial and repeated failure to perform duties as reasonably directed by the Board that are permitted by law and necessary to implement policies or procedures or other actions adopted, authorized or approved by the Board, which failure is not cured to the Board's reasonable satisfaction within 30 days after written notice thereof is provided to Executive; (iv) Executive's gross negligence or willful misconduct with respect to his performance under this Agreement which results in a substantial and material financial detriment to the Company; or (v) any material breach by Executive of this Agreement which is not cured to the Board's reasonable satisfaction within 30 days after written notice thereof to Executive from the Board.

(e)  "Good Reason" Defined.  "Good Reason" shall mean: (i) any reduction in Executive's compensation opportunity as set forth in Section 4 of this Agreement (including but not limited to Base Salary, Annual Bonus, LT Bonus, and Restricted Stock); (ii) the greater than de minimis reduction or material adverse modification of Executive's authority or duties, such as a substantial diminution or adverse modification in Executive's status or responsibilities, from the authorities being exercised and duties being performed by Executive as of the Effective Date (and as such authorities and duties may be increased from time to time thereafter), or (iii) any material breach by the Company of this Agreement which is not cured to Executive's reasonable satisfaction within 30 days after written notice thereof to the Board from Executive.  Notwithstanding the foregoing, any of the circumstances described above may not serve as a basis for resignation for "Good Reason" by Executive unless Executive has provided written notice to the Company that such circumstance exists within 30 days of Executive's learning of such circumstance and the Company has failed to cure such circumstance, if curable, within 30 days following such notice; and provided further, that Executive did not previously consent in writing to the action leading to Executive's claim of resignation for "Good Reason."  For the avoidance of doubt, the failure of the Company to meet or exceed EBITDA targets with respect to the vesting of Performance-Based Shares, or any percentage of either, shall be deemed not to be a reduction in Executive's compensation opportunity as set forth in Section 4 of this Agreement for the purpose of clause (i) of the first sentence of this Section 6(e).

(f)  Change in Control.  This Agreement cannot be terminated by either the Company or Executive as a result of a change in control of the Company, and a change in control of the Company does not constitute a "Good Reason."

(g)  Required Resignations.  Whenever Executive's employment is terminated, Executive shall immediately tender his resignation as a director and as an officer or other position he shall hold with the Company and any subsidiary or affiliated corporations or entities.

(h)  Notice of Termination.  Any termination of employment by the Company or by Executive shall be communicated by a written Notice of Termination to the other party in accordance with Section 11 hereof.  For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in the Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

7.  PAYMENT ON TERMINATION.

(a)  By the Company for Cause, By Executive without Good Reason.  If Executive's employment is terminated by the Company for Cause or by Executive without Good Reason, Executive's Base Salary, Annual Bonus, LT Bonus, and other benefits specified in Section 4 shall cease at the time of such termination, to the extent permitted by law, and the Restricted Stock, to the extent not vested, shall terminate and be forfeited by the Executive.

(b)  By the Company without Cause, or by Executive for Good Reason.  If Executive's employment is terminated by the Company without Cause or by Executive for Good Reason, Executive shall be entitled to receive or continue receiving any and all compensation and benefits, as set forth in Section 4 above, to the extent permitted by law, through the date that otherwise would have been the end of the Term, provided that any portion of the Restricted Stock which has been granted but has not otherwise become vested and unrestricted as of the termination date shall become vested and unrestricted as of such termination date.  Except as provided in Section 12, in addition to the compensation and benefits set forth herein, the Company shall pay an amount in cash on the last day of the month of the month following the termination date equal to (i) the higher of (x) the last annual bonus paid to the Executive prior to the termination date or (y) the average of the last three annual bonuses paid to the Executive prior to the termination date, plus (ii) any LT Bonus earned by the Executive, but not paid, because the period for which the LT Bonus is determined has not expired (the "Earned LT Bonus").  Notwithstanding the foregoing, if the amount of cash compensation to be paid Executive under this Section 7(b) is less than the Non-Renewal Severance Amount described in Section 7(d) below plus any Earned LT Bonus, then Executive shall be paid the Non-Renewal Severance Amount and the Earned LT Bonus in accordance with Section 7(d) in lieu of the cash compensation benefits under this Section 7(b).

Except as provided in Section 12, cash compensation payments paid by the Company to the Executive pursuant to this Section 7(b) if the Executive's employment is terminated by the Company without Cause or by the Executive for Good Reason shall be paid on the last day of each month and each such payment shall be equal to the amount of cash compensation Executive would have been entitled to receive during such month had his employment with the Company not been terminated. Any in-kind benefits and/or expense reimbursements required to be provided or paid by the Company to the Executive pursuant to this Section 7(b) if Executive's employment is terminated by the Company without Cause or by the Executive for Good Reason shall be paid only if otherwise provided by an in-kind benefit arrangement or expense reimbursement arrangement which is generally provided by the Company to its executives and shall only be paid in accordance with the terms and provisions of such arrangement, which terms and provisions shall upon termination of Executive's employment be amended, if necessary, to cause the payment or provision of such in-kind benefits and expense reimbursements to satisfy the rules described in Treasury Regulation § 1.409A-3(i)(l)(iv).

(c)  By the Company for Disability or Incapacity.  If Executive's employment is terminated by the Company by reason of Disability or Incapacity, Executive shall be entitled to receive or continue receiving any and all compensation and benefits as set forth in Section 4 of this Agreement for a period of thirteen (13) weeks following the date on which such Disability is determined to have begun or thirteen (13) weeks following the Company's termination of the Executive's employment due to Incapacity.  Any Restricted Stock which has not vested on or before the date of termination of employment due to Disability or Incapacity shall terminate and be forfeited by Executive.  Executive shall be entitled to receive all disability or incapacity payments provided to senior executives under the Company's then-existing policies of insurance.

(d)  By Expiration of the Term – Non-Renewal by the Company.  If the Company elects not to renew the Term by providing the appropriate notice to the Executive prior to the expiration of the Second Term or any Renewal Terms thereafter as set forth in Section 1 (the "Non-Renewal by the Company"), and therefore Executive's employment is terminated by reason of expiration of the Term, the Company shall pay to the Executive a severance amount equal to a full year of the Executive's Base Salary at the expiration of the Term (the "Non-Renewal Severance Amount").  Except as provided in Section 12, the Non-Renewal Severance Amount shall be paid to the Executive over a twelve-month period in equal monthly installments on the last day of each month beginning in the month following the expiration of the Term.  Additionally, upon the Non-Renewal by the Company (i) all Restricted Stock which has been granted but has not otherwise become vested and unrestricted shall become vested and unrestricted immediately on the expiration of the Term and (ii) except as provided in Section 12, the Company shall pay Executive an amount in cash on the last day of the month of the month following the expiration of the Term equal to any Earned LT Bonus.

(e)  By Expiration of the Term – Non-Renewal by Executive.  If the Executive elects not to renew the Term by providing the appropriate notice to the Company prior to the expiration of the Second Term or any Renewal Terms thereafter as set forth in Section 1 and therefore Executive's employment is terminated by reason of the expiration of the Term, the Company shall have no obligation to continue the compensation and benefits set forth in Section 4 above beyond the last day of the Employment Period.

8.  AGREEMENT NOT TO SOLICIT OR COMPETE.

(a)  Non-Solicitation.  Upon the termination of employment at any time, then for a period of one year beginning on the day following the end of the Employment Period, Executive shall not under any circumstances employ, solicit the employment of, or accept unsolicited the services of, any "protected person" or recommend the employment of any "protected person" to any other business organization.  A "protected person" shall be a person known by Executive to be employed by the Company or its Subsidiaries (as defined below) or to have been employed by Company or its Subsidiaries within six months prior to the commencement of conversations with such person with respect to employment.  The term "Subsidiary" as used in this Section 8 means a corporation or other entity more than 50 percent of whose outstanding securities or interests representing the right, other than as affected by events of default, to vote for the election of directors or otherwise select a similar governing body is owned by the Company and/or one or more of the Company's other Subsidiaries.

As to (i) each "protected person" to whom the foregoing applies, (ii) each limitation on (A) employment, (B) solicitation and (C) unsolicited acceptance of services, of each "protected person" and (iii) each month of the period during which the provisions of this Section 8(a) apply to each of the foregoing, the provisions set forth in this subsection (a) are deemed to be separate and independent agreements and in the event of unenforceability of any such agreement, such unenforceable agreement shall be deemed automatically deleted from the provisions hereof and such deletion shall not affect the enforceability of any other provision of this Section 8(a) or any other term of this Agreement.

(b)  Non-Competition.  During the course of his employment, Executive will have learned many trade secrets of the Company and its Subsidiaries and will have access to confidential information and business plans for the Company and its Subsidiaries.  Therefore, beginning on the day following the end of the Employment Period and continuing for a period of one year thereafter, Executive will not engage, either as a principal, employee, partner, consultant, officer, director or investor (other than a less-than-1% stock interest in a corporation), in a business which is a competitor of the Company and its Subsidiaries.  For purposes of this Section 8(b), a business shall be deemed a "competitor" of the Company and its Subsidiaries only if it engages in the Specialty Home Fashions or Furniture Business.  For purposes of clarity, any business that engages primarily in the Off-Price Family Apparel and/or Off-Price Home Fashions or Furniture Business and/or that engages primarily in the family apparel business (such as Talbot's, Inc. or The Limited Stores, Inc.), but not in the Specialty Home Fashions or Furniture Business, shall not be deemed a "competitor" of the Company and its Subsidiaries.  Executive agrees that if, at any time, pursuant to action of any court, administrative or governmental body or other arbitral tribunal, the operation of any part of this Section 8(b) shall be determined to be unlawful or otherwise unenforceable, then the coverage of this Section 8(b) shall be deemed to be restricted as to duration, geographical scope or otherwise, as the case may be, to the extent, and only to the extent, necessary to make this Section 8(b) lawful and enforceable in the particular jurisdiction in which such determination is made.

(c)  Return of Information.  Upon termination of the Employment Period for any reason other than the death of Executive, Executive shall immediately return all written trade secrets, confidential information and business plans of the Company and shall execute a certificate certifying that he has returned all such items in his possession or under his control.

9.  EXCISE TAX.

(a)  Gross-Up. In the event that the "Total Payments" (defined below) would be subject to the "Excise Tax" (defined below) the Company shall pay to Executive an additional amount (the "Gross-Up Payment") such that after payment by Executive of all taxes (including any Excise Tax) imposed upon the Gross-Up Payment and any interest or penalties imposed with respect to such taxes, Executive retains from the Gross-Up Payment an amount equal to the Excise Tax imposed upon the Total Payments.  The Gross-Up Payment paid by the Company to the Executive pursuant to this Section 9 with respect to any Excise Tax owed by Executive in connection with any of the Total Payments will be paid as soon as practicable following the Executive's written notification to the Company of his payment of such Excise Tax and shall in no event be made later than the end of the taxable year of the Executive next following the Executive's taxable year in which the Executive remits the Excise Tax.

(i)  For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, (A) all "excess parachute payments" within the meaning of Section 280G(b)(l) of the Internal Revenue Code of 1986, as amended (the "Code") shall be treated as subject to the Excise Tax unless, in the opinion of Tax Counsel (defined below), such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered (within the meaning of Section 280G(b)(4)(B) of the Code) in excess of the base amount (within the meaning of Section 280G(b)(3) of the Code) allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax, and (B) the value of any noncash benefits or any deferred payment or benefit shall be determined by the Auditor (defined below) in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.  If the Auditor is prohibited by applicable law or regulation from performing the duties assigned to it hereunder, then a different auditor, acceptable to both the Company and Executive, shall be selected.  The fees and expenses of Tax Counsel and the Auditor shall be paid by the Company.  For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay federal income tax at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of Executive's residence on the date of termination (or if there is no date of termination, then the date on which the Gross-Up Payment is calculated for purposes of this Section), net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

(ii)  In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder in calculating the Gross-Up Payment, Executive shall repay to the Company, within five (5) business days following the time that the amount of such reduction in the Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder in calculating the Gross-Up Payment (including by reason of any payment, the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess within five (5) business days following the time that the amount of such excess is finally determined.  Executive and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Total Payments.

(b)  Other Terms.  Executive and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceeding concerning the existence or amount of liability for Excise Tax with respect to the Total Payments. Notwithstanding anything herein to the contrary, this Section 9 shall be interpreted (and, if determined by the Company to be necessary, reformed) to the extent necessary to fully comply with the Sarbanes-Oxley Act of 2002; provided that the Company agrees to maintain, to the maximum extent practicable, the original intent and economic benefit to the Executive of the applicable provision without violating the provisions of the Sarbanes-Oxley Act of 2002.

(c)  Definitions.  "Total Payments" shall mean the payments and benefits received or to be received by Executive, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement, that constitute "parachute payments" as defined in Section 280G of the Code (excluding the Gross-Up Payment) ("Parachute Payments").  For this purpose, all of the payments and benefits received by Executive or to be received by Executive in connection with a change of control or in connection with Executive's termination of employment in respect of a change of control (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company and/or any person whose actions result in a change of control or any person affiliated with the Company or such person) shall be treated as Parachute Payments unless, in the opinion of tax counsel ("Tax Counsel") reasonably acceptable to Executive and selected by the accounting firm which was, immediately prior to the change of control, the Company's independent auditor (the "Auditor"), such payments or benefits (in whole or in part) do not constitute Parachute Payments, including by reason of Section 280G(b)(4)(A) of the Code.  "Excise Tax" shall mean the excise tax imposed under Section 4999 of the Code.

10.  ASSIGNMENT.  The rights and obligations of the Company shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. The rights and obligations of Executive are not assignable.

11.  NOTICES.  All notices and other communications required hereunder shall be in writing and shall be given by mailing the same by certified or registered mail, return receipt requested, postage prepaid.  If sent to the Company the same shall be mailed to the Company at 100 Pier 1 Place, Fort Worth, Texas 76102, Attention: Chairman of the Board, or other such address as the Company may hereafter designate by notice to Executive; and if sent to Executive, the same shall be mailed to Executive at his address set forth in the records of the Company or at such other address as Executive may hereafter designate by notice to the Company.  Notice shall be deemed given on the date shown on the applicable return receipt.

12.  WITHHOLDING; CERTAIN TAX MATTERS.  Anything to the contrary notwithstanding, (a) all payments required to be made by the Company hereunder to Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.  Notwithstanding anything in the Agreement to the contrary, if the Executive is a "specified employee" as such term is defined in Section 409A(2)(B) at the time of his "separation from service" with the Company and if any payment or benefit to which he shall become entitled to under this Agreement would be considered deferred compensation subject to interest and additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i), no distribution may be made of any such payment to the Executive and no such in-kind benefits or reimbursement of expenses may be provided to the Executive prior to the earlier of (i) the expiration of the six (6) month period following the date of Executive's "separation from service" (as such term is defined by Code Section 409A and the regulations promulgated thereunder), or (ii) the date of Executive's death, but only to the extent such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2). The payments and benefits to which Executive would otherwise be entitled during the first six (6) months following his separation from service shall be accumulated and paid or provided, as applicable, in a lump sum, on the first payroll date that is six (6) months and one day following Executive's separation from service and any remaining payments or benefits will be paid in accordance with the normal payment dates specified for them herein. Each payment pursuant to the Agreement that is due at a different time shall be considered to be a separate payment for purposes of Section 409A of the Code.

13.  GOVERNING LAW.  This Agreement and the rights and obligations of the parties hereunder shall be governed by the laws of the State of Texas.

14.  ARBITRATION.  In the event that there is any claim or dispute arising out of or relating to this Agreement, or the breach thereof, and the parties hereto shall not have resolved such claim or dispute by negotiation or mediation, then such claim or dispute shall be settled exclusively by binding arbitration in Fort Worth, Texas, in accordance with the Texas Arbitration Act and the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association then in effect.  The arbitration shall be presided over by a panel of three neutral arbitrators, all three of whom will be selected by mutual agreement of Executive and the Company, or, in the absence of such agreement, by a court of competent jurisdiction.  Judgment upon the award rendered by such arbitrators shall be entered by a district court sitting in Tarrant County, Texas, upon the application of either party.  Any issues that cannot be arbitrated, or any relief that must be sought in any court, will be brought exclusively in any state district court sitting in Tarrant County, Texas.

15.  EMPLOYING SUBSIDIARY.  Executive understands and agrees that Executive will, as are the majority of the administrative services employees of the Company, be an employee of the Company's wholly owned subsidiary, Pier 1 Services Company, a Delaware statutory trust ("Pier 1 Services"), and that all compensation will be paid from Pier 1 Services.  Accordingly, Pier 1 Services is joining as a party to this Agreement in its limited capacity as being the subsidiary from which all payments of cash compensation and other cash payments called for under this Agreement will be made.  All references to the Company in Sections 6(a) and 6(b) above shall be deemed to refer to, in addition to the Company, Pier 1 Services and to all other subsidiaries of the Company, if any, for which Executive is serving as an employee.

16.  ENTIRE AGREEMENT.  This Agreement represents the entire agreement between the parties relating to the terms of Executive's employment by the Company during the Term and, except as set forth in Section 4(d) above, supersedes all prior written or oral agreements between them.

17.  EXECUTION OF AGREEMENT.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.  The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes.  Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

EXECUTIVE

Alexander W. Smith

PIER 1 IMPORTS, INC.

By:
Michael R. Ferrari
Chairman of the Board of Directors
and Executive Committee

PIER 1 SERVICES COMPANY

By:	Pier 1 Holdings, Inc., its managing trustee

By:
Michael R. Ferrari
Authorized Signatory